**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

October 25, 2010

HOMETOWN BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

Hometown Bancorp, Inc., (the “Company”) (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the “Bank”), announced the approval by its Board of Directors of a cash dividend on its outstanding common stock of $0.02 per share.  The dividend will be payable to stockholders of record as of November 5, 2010 and is expected to be paid on November 19, 2010.

Hometown Bancorp MHC, which holds 1,309,275 shares or approximately 56.3% of the Company’s total outstanding stock, will waive receipt of the dividend on its shares.

 Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.